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                                                                    EXHIBIT 99.1



                                             CONTACT:
                                             Jenifer Kirtland
                                             Senior Director, Investor Relations
                                             408/432-4270


                          MAXTOR CORPORATION ANNOUNCES
                        ADDITIONAL WORK FORCE REDUCTIONS

MILPITAS, CALIF., JUNE 21, 2001 -- Maxtor Corporation (NYSE: MXO) today announced a significant restructuring, designed to accelerate the anticipated expense reduction opportunities in the desktop hard drive business following its recent merger with Quantum HDD. As part of the restructuring, the company anticipates a reduction of an additional 700 to 800 employees domestically over the next six months beyond what had been previously announced. Additionally, the company announced an immediate reduction of approximately 700 employees at its manufacturing facilities in Singapore.

        "The second quarter has been characterized by weaker than expected demand for hard drives, affecting inventory levels and pricing. With the outlook for continued weakness in the PC market and limited visibility for the remainder of this year, we believe it is necessary to both accelerate the expense reduction opportunities available through our merger with Quantum HDD and to balance our manufacturing workforce with expected levels of demand," said Mike Cannon, president and CEO. "Our view that the storage industry is poised for strong growth remains unchanged. We believe that the actions that we have announced today will position Maxtor to take full advantage of the potential growth opportunities as the economy recovers." The company will not be holding a conference call related to this announcement.

ABOUT MAXTOR

        Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, high-performance Intel-based servers, network attached storage and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing consistent high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free 800-2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

        This release contains forward-looking statements concerning the restructuring charges and the reduction in force, the demand for hard disk drives, and the company's outlook for the remainder of the year. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the company's results, including, but not limited

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to, market demand for hard disk drives and server appliances, market acceptance of the company's products, the company's ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, pricing trends, actions by competitors, the ability to successfully integrate Quantum HDD operations and Maxtor, and costs related to the merger. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2000, the 10-Q for March 31, 2001 and the recent registration statement on Form S-3 related to the sale of up to 28.3 million shares of Maxtor stock. Maxtor is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.